                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-82077

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 14, 2000)

                                 [HASBRO LOGO]
                                  $750,000,000

                                  HASBRO, INC.
                       $550,000,000 7.95% NOTES DUE 2003
                       $200,000,000 8.50% NOTES DUE 2006
                               ------------------

     We will pay interest on the 7.95% Notes twice a year on March 15 and September 15, beginning September 15, 2000 and on the 8.50% Notes twice a year on March 15 and September 15, beginning September 15, 2000. We may not redeem the Notes prior to maturity.

     If we default, your right to payment under the Notes will be junior to our secured debt, equal to our unsecured and unsubordinated debt, and senior to our subordinated debt, in each case whether current or future.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER 7.95% NOTE       TOTAL
                                                              --------------    ------------
Public Offering Price.......................................      99.772%       $548,746,000
Underwriting Discount.......................................       0.450%       $  2,475,000
Proceeds to Hasbro, Inc. (before expenses)..................      99.322%       $546,271,000

                                                              PER 8.50% NOTE       TOTAL
                                                              --------------    ------------
Public Offering Price.......................................      99.861%       $199,722,000
Underwriting Discount.......................................       0.625%       $  1,250,000
Proceeds to Hasbro, Inc. (before expenses)..................      99.236%       $198,472,000

     The public offering price set forth above does not include accrued interest, if any, from March 15, 2000.

                               ------------------

     The underwriters will offer the Notes on a firm commitment basis, subject to various conditions. The underwriters expect to deliver the Notes in book-entry form only through the facilities of the Depository Trust Company against payment in New York, New York on March 15, 2000.

                               ------------------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                    BEAR, STEARNS & CO. INC.
                               ------------------
FLEETBOSTON ROBERTSON STEPHENS
            BANC OF AMERICA SECURITIES LLC
                        BANCA D'INTERMEDIAZIONE MOBILIARE IMI
                                    COMMERZBANK CAPITAL MARKETS CORP.
                                              MELLON FINANCIAL MARKETS, LLC
                                                      MERRILL LYNCH & CO.
                                                              SCOTIA CAPITAL
March 10, 2000

        IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
                        AND THE ACCOMPANYING PROSPECTUS

     THIS DOCUMENT IS IN TWO PARTS. THE FIRST PART IS THE PROSPECTUS SUPPLEMENT, WHICH DESCRIBES THE SPECIFIC TERMS OF THE NOTES WE ARE OFFERING. THE SECOND PART, THE BASE PROSPECTUS, GIVES MORE GENERAL INFORMATION, SOME OF WHICH MAY NOT APPLY TO THE NOTES WE ARE OFFERING. GENERALLY WHEN WE REFER ONLY TO THE "PROSPECTUS," WE ARE REFERRING TO BOTH PARTS COMBINED.

     IF THE DESCRIPTION OF THE NOTES VARIES BETWEEN THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE LATER THAN MARCH 10, 2000.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Note Regarding Forward-Looking Statements...................   S-3
Risk Factors................................................   S-4
Hasbro......................................................   S-7
Ratio of Earnings to Fixed Charges..........................   S-9
Use of Proceeds.............................................   S-9
Selected Consolidated Financial Data........................  S-10
Capitalization..............................................  S-11
Description of Notes........................................  S-12
Underwriting................................................  S-15
Legal Matters...............................................  S-17
Experts.....................................................  S-17


                            PROSPECTUS

Risk Factors................................................     3
Where You Can Find More Information.........................     5
Incorporation of Information We File with the SEC...........     5
About This Prospectus.......................................     6
Note Regarding Forward-looking Statements...................     7
Hasbro......................................................     7
Ratio of Earnings to Fixed Charges..........................     8
The Selling Shareholders....................................     8
Use of Proceeds.............................................     8
Description of Securities...................................     8
Description of Debt Securities..............................     8
Description of Common Stock.................................    18
Certain Anti-takeover Provisions............................    19
Plan of Distribution........................................    24
Legal Matters...............................................    26
Experts.....................................................    26

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in the prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     - our ability to manufacture, source and ship new and continuing products in a timely manner and customers' and consumers' acceptance of those products in a competitive product environment;

     - economic conditions, currency fluctuations and government regulation and other actions in the various markets in which we operate throughout the world;

     - the inventory policies of retailers, including the continuing trend of concentration of our revenues in the second half and fourth quarter of the year, together with retailers' increased reliance on quick response inventory management techniques, which increases the risks of our underproducing popular items, overproducing less popular items and failing to achieve tight and compressed shipping schedules;

     - the impact of competition on revenues, margins and other aspects of our business, including our ability to secure, maintain and renew popular licenses and our ability to attract and retain employees in a competitive environment;

     - market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of our Consolidation Program or alter our actions and reduce actual results;

     - the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and

     - with respect to our on-line game site initiative, technical difficulties in adapting games to on-line format and establishing the on-line game site that could delay or increase the cost of the site becoming operational; the acceptance by customers of the games and other products and services to be offered at our on-line game site; competition from other on-line game sites and other game playing formats; and the fact that the current business model for on-line games is experimental, and on-line game revenues may not be sufficient to cover the significant advertising expenditures required or the support, service and product enhancement demands of on-line users.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the prospectus supplement or prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of the prospectus supplement.

                                  RISK FACTORS

     As a holder of our Notes, you will be subject to risks affecting our business and risks relating to the ownership of our Notes. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our Notes.

     Consumer preferences are difficult to predict and the introduction of new products is critical to the family entertainment industry.

     Our business and operating results depend largely upon the appeal of our family entertainment products, principally games and toys. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing family entertainment product lines and to develop, introduce and gain customer acceptance of new family entertainment product lines. However, consumer preferences with respect to family entertainment are continuously changing and are difficult to predict. Individual family entertainment products typically have short life cycles. There can be no assurances that:

     - any of our current products or product lines will continue to be popular for any significant period of time;

     - any new products and product lines introduced by us will achieve an adequate degree of market acceptance; or

     - any new product's life cycle will be sufficient to permit us to recover development, manufacturing, marketing and other costs of the product.

     Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season. Further, this seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques.

     Sales of our family entertainment products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occur during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture inventory during the year, prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and overproducing less popular items.

     The continuing consolidation of our retail customer base means that changes in the purchasing policies of our major customers could have a significant impact on us.

     If some of our major customers were to cease doing business with us, or to significantly reduce the amount of their purchases from us, it could have a material adverse effect on our business, financial condition and results of operations. For the fiscal year ended December 26, 1999, Wal-Mart Stores, Inc. and Toys R Us, Inc. each accounted for approximately 16% of our consolidated net revenues and our ten largest customers, including Wal-Mart and Toys R Us, in the aggregate accounted for approximately 56% of our consolidated net revenues.

     We may not realize anticipated benefits of acquisitions or these benefits may be delayed or reduced in their realization.

     Acquisitions have been a significant part of our growth over the years and have enabled us to further broaden and diversify our product offerings. While we target companies having what we believe to be attractive family entertainment product offerings, there can be no assurance that the products of companies we acquire will continue to be popular.

     In addition, in some cases, we expect that the integration of the product lines of the companies that we acquire into our operations will create production, marketing and other operating synergies. We believe that creating these synergies can create greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other synergies. However, we can provide no assurances that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization.

     In other cases we acquire companies with what we believe to have strong and creative management, in which case we plan to create synergies by operating them autonomously rather than integrating them into our operations. There can be no assurance, however, that the key talented individuals at these companies will continue to work for us after the acquisition or that they will continue to develop popular and profitable products or services.

     Our sales and manufacturing operations outside the United States subject us to risks normally associated with international operations.

     Various international risks could negatively impact our international sales, manufacturing and sourcing operations, which could have a material adverse effect on our business, financial condition and results of operations. For the year ended December 26, 1999, our international net revenues comprised approximately 33% of our total consolidated net revenues. We expect our international sales to continue to account for a significant and growing portion of our revenues. Additionally, we have manufacturing facilities in Ireland and Spain and utilize third-party manufacturers principally in the Far East. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

     - currency conversion risks and currency fluctuations;

     - limitations, including taxes, on the repatriation of earnings;

     - political instability, civil unrest and economic instability;

     - greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

     - complications in complying with laws in varying jurisdictions and changes in governmental policies;

     - natural disasters and the greater difficulty and expense in recovering therefrom;

     - transportation delays and interruptions; and

     - the imposition of tariffs.

     Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, Hasbro's operations would be disrupted while alternative sources of products were secured. The imposition of trade sanctions by the United States or the European Union against a class of products imported by us from, or the loss of "most favored nation" trading status by, the Peoples Republic of China could significantly increase our cost of products imported into the United States or Europe from China.

     Changes in our credit rating or the credit markets could adversely affect the price of the debt securities.

     The interest rate, selling price, initial offering discount or any premium offered for Hasbro's debt securities will be based on a number of factors, including:

     - Hasbro's rating with major credit rating agencies;

     - the prevailing interest rates being paid by other companies similar to Hasbro; and

     - the overall condition of the financial markets at the time of the initial distribution of the debt securities.

     The condition of the credit markets and prevailing interets rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debt securities.

     In addition, credit rating agencies continually revise their ratings for the companies that they follow, including Hasbro. The credit rating agencies also evaluate the family entertainment industry as a whole and may change their credit rating for Hasbro based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain Hasbro's rating at any time after the issuance of any series of the debt securities. A negative change in Hasbro's rating could have an adverse effect on the price of the debt securities.

                                     HASBRO

     The following summary is qualified in its entirety by and should be read together with the more detailed information and the audited and unaudited financial statements, including the related notes, included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Except as expressly indicated or unless the context otherwise requires, "Hasbro", "we", "our" and "us" means Hasbro, Inc., a Rhode Island corporation organized on January 8, 1926, and its consolidated subsidiaries.

GENERAL

     We are a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Our offerings include board, trading card, hand-held electronic and interactive CD-ROM games, puzzles, preschool, boys' action and girls' toys, dolls, plush, creative play and infant products. We also license various trademarks, characters and other property rights for use in connection with the sale by others of noncompeting toys and non-toy products. Both internationally and in the U.S., our PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide children and families with what we believe to be the highest quality and most recognizable play experiences in the world.

RECENT DEVELOPMENTS

  Tender Offer for Common Stock

     On February 25, 2000, we announced plans to repurchase up to 17.25 million shares of our Common Stock through a "Modified Dutch Auction" tender offer at a purchase price not in excess of $17.50 nor less than $15.25 per share net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal mailed to our shareholders on February 29, 2000, the commencement date of the tender offer. The tender offer is scheduled to expire at 12:00 Midnight on March 27, 2000, unless we extend it. The tender offer is not subject to our receipt of financing.

     This tender offer is part of, and effectively accelerates, the additional $500 million share repurchase program approved by our board of directors on December 6, 1999, which supplemented the $500 million share repurchase program begun by us in December 1997 and which was substantially complete in December 1999. Assuming the maximum number of shares are tendered and not properly withdrawn at the maximum range of the purchase price, we will spend approximately $300 million to repurchase 17.25 million shares, or approximately 9.1% of our approximately 190.4 million outstanding shares. Our board of directors has also approved the repurchase of shares from time to time under the December 6, 1999 share repurchase program on the open market beginning no earlier than 10 business days following the expiration date of the tender offer.

  Announcement of Fourth Quarter and Full-Year Financial Results

     On February 8, 2000, we reported record fourth quarter and full-year 1999 revenues, earnings and earnings per share, prior to charges related to our Consolidation Program. See "-- Consolidation Program." Net revenues for the year increased 28% to $4.2 billion compared to $3.3 billion in 1998. Net earnings for the year increased 30% to $286.6 million compared to $220.0 million in 1998, and diluted earnings per share increased 33% to $1.42 compared to $1.07 in 1998. These results include a loss of $0.01 per share attributable to initial spending for Games.com, our Internet games initiative, and exclude $141.6 million of pre-tax charges ($97.7 million after tax) related to our Consolidation Program in 1999 and a $20.0 million one-time pre-tax charge ($13.6 million after tax) in 1998 to write-off acquired in process research and development related to our purchase of MicroProse, Inc. Reported net earnings and diluted earnings per share in 1999 were $189.0 million and $0.93, respectively, compared to $206.4 million and $1.00, respectively, in 1998.

  Consolidation Program

     On December 7, 1999, we announced a Consolidation Program to continue to enhance shareholder value. The Consolidation Program includes further consolidation of our manufacturing and sourcing activities and product lines, plus streamlining and continued regionalization of marketing, sales and research and development activities worldwide. As a result, in the fourth quarter of 1999, we recognized pre-tax charges of $141.6 million on its financial statements. Implementation of the Consolidation Program began in 1999 and will be completed in 2000.

  Wizards of the Coast Acquisition

     On September 30, 1999, we completed our previously announced acquisition of Wizards of the Coast, Inc., a privately held publisher of hobby games and fantasy and science fiction literature, for approximately $325 million, subject to post closing adjustment and certain contingent payment rights. In February 2000, we made a post closing adjustment payment of approximately $83 million.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of Hasbro and its consolidated subsidiaries for each of the periods indicated.

  NINE MONTHS
    ENDED IN
  SEPTEMBER(1)         FISCAL YEAR(2)
  ------------  ----------------------------
  1999   1998   1998  1997  1996  1995  1994
  -----  -----  ----  ----  ----  ----  ----
  4.28   4.47   6.70  5.66  7.51  5.82  7.58

---------------
(1) Nine months ended September 26, 1999 and September 27, 1998.

(2) Fiscal years 1998, 1997, 1996, 1995 and 1994 ended on December 27, 1998,
    December 28, 1997, December 29, 1996, December 31, 1995 and December 25, 1994, respectively.

     For purposes of computing the ratios of earnings to fixed charges:

     - fixed charges include interest, amortization of debt expense and one-third of rentals; and

     - earnings available for fixed charges represent earnings before fixed charges and income taxes.

                                USE OF PROCEEDS

     We intend to use the net proceeds that we receive from the sale of the Notes to pay down short term commercial paper primarily incurred in connection with our acquisition of Wizards of the Coast, Inc. and our repurchases of shares of our Common Stock. A portion of the net proceeds from the sale of the Notes may also be used to repurchase shares of our Common Stock, including repurchases of our shares of Common Stock under our "Modified Dutch Auction" tender offer, which commenced on February 29, 2000. See "Hasbro -- Recent Developments" and "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected historical financial data for each of the last five fiscal years ended in December and for the nine-month periods ended in September 1999 and 1998, respectively. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in our Annual Reports on Form 10-K for the last five fiscal years ended in December and the unaudited consolidated interim financial statements contained in our Quarterly Reports on Form 10-Q for the nine-month periods ended in September 1999 and 1998, respectively, including the related notes, incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation of Information We File With the SEC" in the accompanying prospectus.

                                                                                                   NINE MONTHS
                                                  YEARS ENDED IN DECEMBER                      ENDED IN SEPTEMBER
                                 ----------------------------------------------------------   ---------------------
                                    1998        1997        1996        1995        1994        1999        1998
                                 ----------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                   (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenues...................  $3,304,454   3,188,559   3,002,370   2,858,210   2,670,262   2,641,151   2,000,375
Operating profit(1)............     324,882     235,108     332,267     273,572     295,677     228,969     117,625
Earnings before income taxes...     303,478     204,525     306,893     252,550     291,569     190,223     109,671
Net earnings...................     206,365     134,986     199,912     155,571     175,033     131,254      74,576
                                 ==========   =========   =========   =========   =========   =========   =========
Per common share:
  Net earnings:
    Basic......................  $     1.04         .70        1.02         .79         .89         .67         .38
    Diluted....................        1.00         .68         .98         .77         .85         .64         .36
  Cash dividends declared......         .21         .21         .18         .14         .12         .18         .15
Weighted average number of
  common shares outstanding:
    Basic......................     197,927     193,089     195,061     197,272     197,554     195,280     198,519
    Diluted....................     205,420     206,353     209,283     210,075     212,501     204,006     206,406
BALANCE SHEET DATA:
Total assets...................  $3,793,845   2,899,717   2,701,509   2,616,388   2,378,375   4,193,269   3,676,304
Long-term debt.................     407,180          --     149,382     149,991     150,000     407,584     300,000
Shareholders' equity...........   1,944,795   1,838,117   1,652,046   1,525,612   1,395,417   1,864,125   1,758,792

---------------
(1) The 1997 fiscal year includes $140,000 of pre-tax charges relating to our Global Integration and Profit Enhancement program, $125,000 of which was reported as a non-recurring restructuring charge and $15,000 of which was reflected in cost of sales.

                                 CAPITALIZATION

     The following table sets forth our capitalization and short-term indebtedness at September 26, 1999. The Actual amounts are those reported; the Pro Forma amounts give effect to our incurrence of the incremental short-term borrowing of $325 million to cover the initial purchase price payable in connection with our acquisition of Wizards of the Coast, and the As Adjusted amounts give further effect to the offering and the application of the estimated net proceeds from the offering. See "Use of Proceeds" and "Hasbro -- Recent Developments." This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes contained in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                             SEPTEMBER 26, 1999 (UNAUDITED)
                                                         ---------------------------------------
                                                           ACTUAL      PRO FORMA     AS ADJUSTED
                                                         ----------    ----------    -----------
                                                                     (IN THOUSANDS)
SHORT-TERM DEBT:
     Short-term borrowings.............................  $  889,405    $1,214,405    $  470,512
     Current maturities of long-term debt..............          --            --            --
                                                         ----------    ----------    ----------
          Total short-term debt........................  $  889,405    $1,214,405    $  470,512
                                                         ==========    ==========    ==========
LONG-TERM DEBT:
     7.95% Notes Due 2003..............................  $       --    $       --    $  550,000
     8.50% Notes Due 2006..............................          --            --       200,000
     5.60% Notes Due 2005..............................     100,000       100,000       100,000
     6.15% Notes Due 2008..............................     150,000       150,000       150,000
     6.60% Debentures Due 2028.........................     150,000       150,000       150,000
     Other long-term debt..............................       7,584         7,584         7,584
                                                         ----------    ----------    ----------
          Total long-term debt.........................  $  407,584    $  407,584    $1,157,584
                                                         ==========    ==========    ==========
SHAREHOLDERS' EQUITY:
     Preference stock of $2.50 par value. Authorized
       5,000,000 shares; none issued...................  $       --    $       --    $       --
     Common stock of $.50 par value. Authorized
       300,000,000 shares; issued 209,694,630..........     104,847       104,847       104,847
     Additional paid-in capital........................     467,064       467,064       467,064
     Retained earnings.................................   1,717,972     1,717,972     1,717,972
     Accumulated other comprehensive earnings..........     (27,470)      (27,470)      (27,470)
     Treasury stock, at cost, 15,299,432 shares........    (398,288)     (398,288)     (398,288)
                                                         ----------    ----------    ----------
          Total shareholders' equity...................  $1,864,125    $1,864,125    $1,864,125
                                                         ----------    ----------    ----------
          Total long-term debt and shareholders'
            equity.....................................  $2,271,709    $2,271,709    $3,021,709
                                                         ==========    ==========    ==========

                              DESCRIPTION OF NOTES

     We provide information to you about the Notes in two separate documents that progressively provide more detail: this prospectus supplement and the prospectus. The Notes are to be issued as a series of Debt Securities under the Senior Indenture, which is more fully described in the prospectus. Since the terms of the Notes may differ from the general information we have provided in the prospectus and since not all of the features of Debt Securities described in the prospectus apply to the Notes, you should rely on information in the prospectus supplement over information in the Prospectus that is inconsistent with information in the prospectus supplement. Capitalized terms not defined in this prospectus supplement have the meanings assigned to them in the prospectus.

GENERAL

     The 7.95% Notes will be limited to $550,000,000 aggregate principal amount and the 8.50% Notes will be limited to $200,000,000 aggregate principal amount (collectively the "Notes"). The 7.95% Notes will mature on March 15, 2003, and the 8.50% Notes will mature on March 15, 2006. The Notes are not redeemable prior to maturity and will not be entitled to any sinking fund. Interest at the applicable annual rate set forth on the cover page of this prospectus supplement will be payable semiannually on March 15 and September 15, commencing September 15, 2000 for the 7.95% Notes and on March 15 and September 15, commencing September 15, 2000 for the 8.50% Notes. This interest will be paid to the persons in whose names the Notes are registered at the close of business on March 1 or September 1, as the case may be, preceding such interest payment date. Interest on the 7.95% Notes will accrue from March 15, 2000 or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. Interest on the 8.50% Notes will accrue from March 15, 2000 or from the most recent interest payment date to which interest has been paid or provided for to, but excluding, the next interest payment date. The Notes constitute a separate series of Debt Securities under the Senior Indenture (as defined in the prospectus). The Notes are a new issue of securities with no established trading market. We have not applied for and do not intend to apply for listing of the Notes on any securities exchange.

     The Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

     The Notes are not Convertible Debt Securities, as defined in the prospectus. See "Description of Debt Securities -- Conversion" in the prospectus.

     For a description of the conditions under which we may consolidate or merge with or into another corporation, or sell, convey or lease all or substantially all of our property to another corporation, see "Description of Debt
Securities -- Consolidation, Merger, Sale or Conveyance" in the prospectus.

     We may elect under certain conditions either:

     - to defease and be discharged from any and all obligations with respect to the Notes, except as otherwise provided in the Senior Indenture; or

     - to be released from our obligations with respect to the Notes as described in the prospectus under the headings "Description of Debt Securities -- Restrictions on Secured Debt," and "Description of Debt Securities -- Restrictions on Sale and Leaseback Transactions."

     For a description of the conditions under which we may make this election, see "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the prospectus.

     For a description of the Events of Default and certain covenants that apply to us under the Senior Indenture, see "Description of Debt Securities -- Events of Default" and "Description of Debt Securities -- Provisions Applicable Solely to Senior Debt Securities" in the prospectus.

BOOK-ENTRY PROCEDURES

     The Notes will be issued in book-entry only form (a "Book-Entry Note"), and will be represented by one or more registered Global Securities (each, a "Global Security") that will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC") or such other Depository which may replace DTC as Depository for the Book-Entry Notes ("the Depository"). The Global Securities will be registered in the name of a nominee of the Depository.

     Upon issuance, all Book-Entry Notes of the same series will be represented by one Global Security. Except under the circumstances described below, Book-Entry Notes will not be exchangeable for Senior Notes in certificated form and will not otherwise be issuable in certificated form.

     If the Depository notifies Hasbro that it is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed within 90 days after the receipt of such notice, Hasbro will cause to be issued Notes in certificated form ("Certificated Notes") in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. In addition, Hasbro, in its sole discretion, may determine not to have any Book-Entry Notes represented by one or more Global Securities. In such event, Hasbro will cause to be issued individual Certificated Senior Notes in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Notes. Lastly, within seven days of the occurrence of an event of default under the Senior Note Indenture, Hasbro will cause to be issued Certificated Notes in exchange for the Global Security or Securities representing the corresponding Book-Entry Notes.

     In any such instance, a beneficial owner of a Book-Entry Note represented by a Global Security will be entitled to physical delivery of Certificated Notes equal in principal amount to such Book-Entry Note and to have such Certified Notes registered in its name.

     DTC is a limited-purposes trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes represented by Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn recorded in the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. However Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant though which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes represented by Global Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes represented by Global Securities, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all Global Securities deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. do not change beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Notes represented by Global Securities. DTC's records reflect only the identify of the Direct Participants to whose accounts such Book-Entry Notes are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Book-Entry Notes represented by Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to Hasbro as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes represented by Global Securities are credited on the applicable record date. These accounts are identified in a listing attached to the Omnibus Proxy.

     Principal and any premium and/or interest payments on the Book-Entry Notes represented by Global Securities will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name". Payments will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents or Hasbro, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and/or interest to DTC is the responsibility of Hasbro and the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to be the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities Depository with respect to the Book-Entry Notes at any time by giving reasonable notice to Hasbro and the Trustee. Under such circumstances, in the event that a successor securities Depository is not obtained, Notes in certificated form are required to be printed and delivered in exchange for Book-Entry Notes held by DTC.

     Hasbro may decide to discontinue use of the system and book-entry transfers through DTC (or a successor securities Depository). In that event, Notes in certificated form will be printed and delivered in exchange for Book-Entry Notes held by DTC.

     So long as Cede & Co. is the registered owner of any series of Book-Entry Notes, as nominee of DTC, reference herein to holders of such series of Book-Entry Notes shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Book-Entry Notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that Hasbro believes to be reliable, but Hasbro takes no responsibility for the accuracy thereof.

     The underwriters, dealers or agents of any Notes may be Direct Participants of DTC.

     Neither Hasbro, the Trustee, any underwriters, agents or dealers nor any agent of payment on or registration of transfer or exchange of any Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interest in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the Global Securities will be made by us in immediately available funds.

GOVERNING LAW

     The Senior Indenture and Notes will be governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE

     The trustee under the Senior Indenture will be The Bank of Nova Scotia Trust Company of New York (the "Trustee"). The Trustee and its affiliates have performed, and from time to time may perform, other services for us in the normal course of business, including, without limitation, acting as depositories for our funds and making loans and providing other financial accommodations to us. An affiliate of the Trustee is one of the underwriters of this offering.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                                       PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                        NAME                            OF 7.95% NOTES      OF 8.50% NOTES
                        ----                           ----------------    ----------------
Salomon Smith Barney Inc.............................    $247,500,000        $ 90,000,000
Bear, Stearns & Co. Inc..............................     220,000,000          80,000,000
FleetBoston Robertson Stephens Inc...................      16,500,000           6,000,000
Banc of America Securities LLC.......................      11,000,000           4,000,000
Banca d'Intermediazione Mobiliare IMI. ..............      11,000,000           4,000,000
Commerzbank Capital Markets Corp. ...................      11,000,000           4,000,000
Mellon Financial Markets, LLC .......................      11,000,000           4,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...      11,000,000           4,000,000
Scotia Capital (USA) Inc. ...........................      11,000,000           4,000,000
                                                         ------------        ------------
          Total......................................    $550,000,000        $200,000,000
                                                         ============        ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The underwriters, for whom Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. are acting as representatives, propose to offer some of the 7.95% Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the 7.95% Notes to certain dealers at the public offering price less a concession not in excess of 0.25% of the principal amount of the 7.95% Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.20% of the principal amount of the 7.95% Notes on sales to certain other dealers. After the initial offering of the 7.95% Notes to the public, the public offering price and such concessions may be changed by the representatives.

     The underwriters, for whom Salomon Smith Barney Inc. and Bear, Stearns & Co. Inc. are acting as representatives, propose to offer some of the 8.50% Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the 8.50% Notes to certain dealers at the public offering price less a concession not in excess of 0.375% of the principal amount of the 8.50% Notes. The underwriters may allow, and such dealers may reallow a concession not in excess of 0.25% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the 8.50% Notes to the public, the public offering price and such concessions may be changed by the representatives.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                              PAID BY US
                                                              ----------
Per 7.95% Note..............................................     0.450%
Per 8.50% Note..............................................     0.625%

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

     Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our total expenses of this offering will be $850,000.

     The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Salomon Smith Barney Inc. is an affiliate of Citibank, N.A., which, together with Bear, Stearns & Co. Inc., provided a credit facility to us in connection with our acquisition of Wizards of the Coast. Salomon Smith Barney Inc. also is the dealer-manager in our "Modified Dutch Auction" tender offer and Citibank has committed to provide a $300 million, 90-day credit facility to us in connection with the tender offer. See "Hasbro -- Recent Developments -- Tender Offer for Common Stock." Affiliates of several of the underwriters have performed, and from time to time may perform, other services for us in the normal course of business, including, without limitation, acting as depositories for our funds and making loans and providing other financial accommodations to us. See
"Hasbro -- Recent Developments."

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for Hasbro by Phillip H. Waldoks, Senior Vice President -- Corporate Legal Affairs and Secretary of Hasbro. Mr. Waldoks will rely as to matters of Rhode Island law on the opinion of David Dubosky, Vice President/Managing Attorney of Hasbro. Mr. Waldoks owns 7,100 shares of Common Stock, 3,500 of which are shares of restricted stock, and has options to purchase 167,405 shares of Common Stock granted under Hasbro's employee stock option plans. Mr. Dubosky owns 1,200 shares of restricted Common Stock and has options to purchase 25,950 shares of Common Stock granted under Hasbro's employee stock option plans. Certain legal matters with respect to the debt securities offered by this prospectus will be passed upon for any underwriters, dealers or agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference and schedules included in our Annual Report on Form 10-K for the fiscal year ended December 27, 1998 incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                  HASBRO, INC.

                        COMMON STOCK AND DEBT SECURITIES

     With this prospectus, Hasbro may:

     - sell senior or subordinated debt securities to the public; and

     - issue and sell up to 15,750,000 shares of its common stock upon the exercise of warrants held by selling shareholders, which shares may be resold by selling shareholders using this prospectus. Hasbro will not receive any proceeds from the sale of the common stock by the selling shareholders.

     Hasbro's common stock is listed on the New York Stock Exchange under the symbol HAS.

     INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                       ---------------------------------

     We urge you to carefully read this prospectus and, with respect to offerings of debt securities, the accompanying prospectus supplement, which will describe the specific terms of our senior or subordinated debt securities, before you make your investment decision.

                       ---------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                       ---------------------------------

                The date of this prospectus is January 14, 2000.

                               TABLE OF CONTENTS

Risk Factors................................................    3
Where You Can Find More Information.........................    5
Incorporation of Information We File with the SEC...........    5
About This Prospectus.......................................    6
Note Regarding Forward-looking Statements...................    7
Hasbro......................................................    7
Ratio of Earnings to Fixed Charges..........................    8
The Selling Shareholders....................................    8
Use of Proceeds.............................................    8
Description of Securities...................................    8
Description of Debt Securities..............................    8
Description of Common Stock.................................   18
Certain Anti-takeover Provisions............................   19
Plan of Distribution........................................   24
Legal Matters...............................................   26
Experts.....................................................   26

                            ------------------------

     This prospectus and any accompanying prospectus supplement contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not, and neither the selling shareholders nor any underwriter are, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the information we filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  RISK FACTORS

     As a holder of our securities, you will be subject to risks affecting our business and risks relating to the ownership of our securities. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our debt securities or common stock.

     Consumer preferences are difficult to predict and the introduction of new products is critical to the family entertainment industry.

     Our business and operating results depend largely upon the appeal of our family entertainment products, principally games and toys. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing family entertainment product lines and to develop, introduce and gain customer acceptance of new family entertainment product lines. However consumer preferences with respect to family entertainment are continuously changing and are difficult to predict. Individual family entertainment products typically have short life cycles. There can be no assurances that:

     - any of our current products or product lines will continue to be popular for any significant period of time;

     - any new products and product lines introduced by us will achieve an adequate degree of market acceptance; or

     - any new product's life cycle will be sufficient to permit us to recover development, manufacturing, marketing and other costs of the product.

     Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season. Further, this seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques.

     Sales of our family entertainment products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occur during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture inventory during the year, prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and overproducing less popular items.

     The continuing consolidation of our retail customer base means that changes in the purchasing policies of our major customers could have a significant impact on us.

     If some of our major customers were to cease doing business with us, or to significantly reduce the amount of their purchases from us, it could have a material adverse effect on our business, financial condition and results of operations. For the fiscal year ended December 27, 1998, Wal-Mart Stores, Inc. accounted for approximately 18% of our consolidated net revenues, Toys R Us, Inc. accounted for approximately 17% of our consolidated net revenues, and our ten largest customers, including Wal-Mart and Toys R Us, in the aggregate accounted for approximately 58% of our consolidated net revenues.

     We may not realize anticipated benefits of acquisitions or these benefits may be delayed or reduced in their realization.

     Acquisitions have been a significant part of our growth over the years and have enabled us to further broaden and diversify our product offerings. While we target companies having what we believe to be attractive family entertainment product offerings, there can be no assurance that the products of companies we acquire will continue to be popular.

     In addition, in some cases, we expect that the integration of the product lines of the companies that we acquire into our operations will create production, marketing and other operating synergies. We believe that creating these synergies can create greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other synergies. However, we can provide no assurances that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization.

     In other cases we acquire companies with what we believe to have strong and creative management, in which case we plan to create synergies by operating them autonomously rather than integrating them into our operations. There can be no assurance, however, that the key talented individuals at these companies will continue to work for us after the acquisition or that they will continue to develop popular and profitable products or services.

     Our sales and manufacturing operations outside the United States subject us to risks normally associated with international operations.

     Various international risks could negatively impact our international sales and manufacturing operations, which could have a material adverse effect on our business, financial condition and results of operations. For the year ended December 27, 1998, our international net revenues comprised approximately 36% of our total consolidated net revenues. We expect our international sales to continue to account for a significant and growing portion of our revenues. Additionally, we have manufacturing facilities in Ireland and Spain and utilize third-party manufacturers principally in the Far East. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

     - currency conversion risks and currency fluctuations;

     - limitations, including taxes, on the repatriation of earnings;

     - political instability, civil unrest and economic instability;

     - greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

     - complications in complying with laws in varying jurisdictions and changes in governmental policies;

     - natural disasters and the greater difficulty and expense in recovering therefrom;

     - transportation delays and interruptions; and

     - the imposition of tariffs.

     Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, Hasbro's operations would be disrupted while alternative sources of products were secured. The imposition of trade sanctions by the United States or the European Union against a class of products imported by us from, or the loss of "most favored nation" trading status by, the Peoples Republic of China could significantly increase our cost of products imported into the United States or Europe from China.

     Changes in our credit rating or the credit markets could adversely affect the price of the debt securities.

     The interest rate, selling price, initial offering discount or any premium offered for Hasbro's debt securities will be based on a number of factors, including:

     - Hasbro's rating with major credit rating agencies;

     - the prevailing interest rates being paid by other companies similar to Hasbro; and

     - the overall condition of the financial markets at the time of the initial distribution of the debt securities.

     The condition of the credit markets and prevailing interets rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debt securities.

     In addition, credit rating agencies continually revise their ratings for the companies that they follow, including Hasbro. The credit rating agencies also evaluate the family entertainment industry as a whole and may change their credit rating for Hasbro based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain Hasbro's rating at any time after the issuance of any series of the debt securities. A negative change in Hasbro's rating could have an adverse effect on the price of the debt securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Hasbro. In addition, our common stock is listed on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement filed with the SEC by Hasbro. The full registration statement can be obtained from the SEC as indicated above, or from Hasbro.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

     - our Annual Report on Form 10-K for the fiscal year ended December 27, 1998;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 28, 1999, June 27, 1999 and September 26, 1999; and

     - our Current Reports on Form 8-K dated April 15, 1999, June 16, 1999, July 15, 1999, October 14, 1999 and December 7, 1999.

     We also incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     Hasbro will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests for these copies should be directed to: Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island, 02861, Attention: Investor Relations, or by telephone to Investor Relations at (401)431-8697.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described above under the heading "Where You Can Find More Information."

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Exchange Act. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," and "should." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     - our ability to manufacture, source and ship new and continuing products in a timely manner and customers' and consumers' acceptance of those products in a competitive product environment;

     - economic conditions, currency fluctuations and government regulation and other actions in the various markets in which we operate throughout the world;

     - the inventory policies of retailers, including the continuing trend of concentration of our revenues in the second half and fourth quarter of the year, together with retailers' increased reliance on quick response inventory management techniques, which increases the risk of us underproducing popular items, overproducing less popular items and failing to achieve tight and compressed shipping schedules;

     - the impact of competition on revenues, margins and other aspects of our business;

     - our incurring higher than expected costs to achieve, or not achieving, "year 2000" readiness with respect to our information systems, or our vendors and service suppliers failing to achieve this readiness; and

     - the risk that anticipated benefits of acquisitions or our Consolidation Program may not occur or be delayed or reduced in their realization.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                     HASBRO

     We are a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys, from traditional to high-tech. Our offerings include board, trading card, hand-held electronic and interactive CD-ROM games, puzzles, preschool, boys' action and girls' toys, dolls, plush, creative play and infant products. We also license various trademarks, characters and other property rights for use in connection with the sale by others of noncompeting toys and non-toy products. Both internationally and in the U.S., our PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide children and families with what we believe to be the highest quality and most recognizable play patterns in the world. References in this prospectus to "Hasbro," "we," "us," or "our" mean Hasbro, Inc., a Rhode Island corporation organized on January 8, 1926, and, unless the context otherwise requires, its subsidiaries.

     On December 6, 1999, the reported last sale price of Hasbro's common stock on the New York Stock Exchange was $21.4375 per share.

     Hasbro's principal office is at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, and its telephone number is (401) 431-8697.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of Hasbro and its consolidated subsidiaries for each of the periods indicated.

NINE MONTHS
  ENDED IN
SEPTEMBER(1)            FISCAL YEAR(2)
------------   --------------------------------
1999   1998    1998   1997   1996   1995   1994
-----  -----   ----   ----   ----   ----   ----
4.28   4.47    6.70   5.66   7.51   5.82   7.58

---------------
(1) Nine months ended September 26, 1999 and September 27, 1998.

(2) Fiscal years 1998, 1997, 1996, 1995 and 1994 ended on December 27, 1998,
    December 28, 1997, December 29, 1996, December 31, 1995 and December 25, 1994, respectively.

     For purposes of computing the ratios of earnings to fixed charges:

     - fixed charges include interest, amortization of debt expense and one-third of rentals; and

     - earnings available for fixed charges represent earnings before fixed charges and income taxes.

                            THE SELLING SHAREHOLDERS

     All of the shares of common stock are being issued to and sold by the selling shareholders of Hasbro identified in the following table. The table and the following paragraph also set forth information regarding the beneficial ownership of our outstanding common stock as of December 6, 1999 for each of the selling shareholders. The address for each of Lucasfilm Ltd., Lucas Licensing Ltd. and George W. Lucas, Jr. is 5858 Lucas Valley Road, Nicasio, California 94946.

                                                                   NUMBER OF SHARES
SELLING SHAREHOLDER                                           COVERED BY THIS PROSPECTUS
-------------------                                           --------------------------
Lucas Licensing Ltd.........................................          9,450,000
Lucasfilm Ltd...............................................          6,300,000

     As of the close of business on December 6, 1999, Lucas Licensing Ltd. did not hold any shares directly but owned warrants to purchase an aggregate of 9,450,000 shares. As of the close of business on December 6, 1999, Lucasfilm Ltd. did not hold any shares directly but owned warrants to purchase an aggregate of 6,300,000 shares. All of the warrants held by Lucasfilm Ltd. and Lucas Licensing Ltd. became exercisable upon the release of the film, "Star
Wars: Episode 1: The Phantom Menace" on May 19, 1999. Lucasfilm Ltd. is the sole shareholder of Lucas Licensing Ltd. and as such may be deemed to beneficially own the shares held by Lucas Licensing Ltd. As the sole director of both Lucasfilm Ltd. and Lucas Licensing Ltd. and as the controlling person of Lucasfilm Ltd., George W. Lucas, Jr. may be deemed to beneficially own the shares held by both Lucasfilm Ltd. and Lucas Licensing Ltd.

                                USE OF PROCEEDS

     We will receive none of the proceeds of securities sold by selling shareholders. We intend to use the net proceeds of any debt securities sold by us for working capital, to repurchase outstanding shares of our common stock and for acquisitions. Any specific allocation of the net proceeds of an offering of debt securities to a specific purpose will be described in the applicable prospectus supplement.

                           DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the debt securities and common stock that Hasbro or selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and any accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Both senior debt securities and subordinated debt securities may be issued as convertible debt securities which, unless previously redeemed or otherwise purchased, will be convertible into shares of Hasbro's common stock. The debt securities will be issued under one or more separate indentures between us and a banking institution as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

     We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In parts of the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. The Indentures are substantially identical, except for covenants of Hasbro applicable to the senior indenture and provisions relating to subordination. See "Provisions Applicable Solely to Senior Debt Securities" and "Provisions Applicable Solely to Subordinated Debt Securities."

GENERAL

     Significant operations of Hasbro are currently conducted through subsidiaries and, as a result, the cash flows of Hasbro depend in part upon the cash flows of these subsidiaries and the availability of those cash flows to Hasbro. In addition, the payment of dividends, distributions and certain loans and advances to Hasbro by its subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of the subsidiaries and are subject to various business considerations. Any right of Hasbro to receive the assets of any of its subsidiaries upon their liquidation, reorganization or recapitalization will be subordinated to the claims of the creditors and any preferred shareholders of the respective subsidiaries. These creditors would include trade creditors and in the future may include lenders of additional debt for borrowed money. As a result of this subordination, the rights of the holders of the debt securities to participate in any distribution of assets in the situations referred to above will be similarly subordinated. Even if Hasbro is itself recognized as a creditor of the subsidiary, the claims of Hasbro would still be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Hasbro.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officer's certificate or a supplemental indenture. The officer's certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers' certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Hasbro. The Current Report on Form 8-K will be publicly available. Under
Section 3.01 of the indentures, the officers' certificate or supplemental indenture will include some or all of the following for a particular series of debt securities:

     - the title of the securities;

     - any limit on the amount(s) that may be issued;

     - the maturity date(s) or the method by which this date or these dates will be determined;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates and any related record dates;

     - any mandatory or optional sinking fund or similar provisions;

     - the terms and conditions on which we may redeem the debt securities;

     - the date(s), if any, on which, and the price(s) at which Hasbro is obligated to redeem the series of debt securities and other related terms and provisions;

     - the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer and, if applicable, conversion;

     - whether the debt securities are issuable as registered securities, bearer securities or both, and the terms upon which bearer securities may be exchanged for registered securities;

     - special provisions relating to the issuance of any bearer securities of any series;

     - the currency or currency units in which payments may be payable;

     - any changes to or additional events of default or covenants;

     - the form of debt securities and coupons, if any; and

     - any other terms of the debt securities.

     Unless otherwise indicated in a prospectus supplement relating to any debt securities, the covenants contained in the indentures or the debt securities would not protect holders of the debt securities in the event of a highly leveraged or other transaction involving Hasbro or its subsidiaries that may adversely affect the holders of the debt securities.

     Debt securities may be issued under the indentures as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:

     - is issued at a price lower than the amount payable upon its stated maturity and

     - provides, under Section 1.01 of the indentures, that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

     If a series of debt securities is issued as original issue discount securities, the special Federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the prospectus supplement relating to that series of debt securities.

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issuable as registered securities, as bearer securities or both. Ownership and transfer of debt securities which are issued as bearer securities will be based upon possession or delivery of the actual certificate; that is, the owner of a debt security issued as a bearer security will presumptively be the "bearer" of the security. By contrast, the ownership or transfer of debt securities issued as registered securities will be listed in the security register described in the indenture. The indentures will provide that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate. Under Section 3.02 of the indentures, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 and whole multiples of $5,000, unless the prospectus supplement relating to a series of debt securities specifies otherwise.

     Debt securities may be presented for exchange, and registered securities other than book-entry securities, may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of any transfer agent or at the office of the Security Registrar, as defined in the indentures, without service charge and upon payments of any taxes and other governmental charges as described in the indentures. Under Section 3.05 of the indentures, this registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer securities will be transferable by delivery.

     Under Section 3.05 of the indentures, a debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

     - any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination,

     - the manner of payment of principal and interest, if any, on that global debt security and

     - the specific terms of the depositary arrangement with respect to that global debt security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, we will pay principal, any premium and interest on registered securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for this interest payment. See Sections 3.07 and 10.02 of the indentures for a more detailed description of payments and payment agents.

     We will pay principal, any premium and interest on bearer securities in the currency or composite of currency in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States we have designated. The paying agents outside the United States initially appointed by Hasbro for a series of debt securities will be named in the prospectus supplement. In addition, under Section 10.02 of the indentures:

     - if debt securities of a series are issuable as registered securities, Hasbro will be required to maintain at least one paying agent in each place of payment for the series;

     - if debt securities of a series are issuable as bearer securities, Hasbro will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment; and

     - if the debt securities of a series are listed on any stock exchange located outside the United States and the stock exchange(s) require Hasbro to maintain a paying agent in a city located outside the United States, Hasbro will comply with these requirements.

WAIVER, MODIFICATIONS AND AMENDMENT

     Described below are provisions which apply to the waiver of defaults under, or compliance with, the indentures.

     Under Section 6.12 of the indentures, the holders of a majority of the principal amount of the outstanding debt securities of any particular series may waive past defaults with respect to that particular series, except for:

     - defaults on any required payments; or

     - defaults relating to any covenants of the indentures which cannot be changed without the consent of each holder of a debt security affected by the change.

     Under Section 10.07 of the senior indenture, the holders, voting as a single class and not by individual series, of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected under the senior indenture may waive Hasbro's compliance with some of the restrictive provisions of the senior indenture.

     Hasbro and the applicable trustee may change an indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding under that indenture. In addition, the rights of holders of a series of debt securities may be changed by Hasbro and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, under
Section 9.02 of the indentures, the following changes may only be made with the consent of each affected holder:

     - changing the stated maturity of principal or of any installment of principal or interest;

     - reducing the principal amount or any premium;

     - reducing the rate of interest;

     - reducing any premium payable upon redemption;

     - reducing the principal amount of an original issue discount security due and payable upon an acceleration of maturity;

     - changing the currency of payment of, or deleting any country from places of payment on, the debt securities or changing the obligation to maintain paying agencies;

     - impairing the right to sue for any payment on a debt security;

     - making any change which adversely affects the right to convert a debt security or, unless provided for in the applicable indenture, decreasing the conversion rate or increasing the conversion price;

     - modifying the subordination provisions of the subordinated indenture to adversely affect the holders of subordinated debt securities;

     - reducing the percentage of debt securities referred to above, the holders of which are required to consent to any waiver or amendment; or

     - modifying any of the above requirements.

     Section 1.01 of the indentures requires that for purposes of computing the required consents referred to above, and for all other purposes under the indentures, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the spot rate of exchange for the applicable foreign currency or currency unit as determined by Hasbro or by an authorized exchange rate agent.

EVENTS OF DEFAULT

     Pursuant to Section 6.01 of the indentures, the following are events of default with respect to any series of debt securities issued:

     - we fail to pay the principal or any premium when due;

     - we fail to deposit any sinking fund payment when due;

     - we fail to pay interest when due and our failure continues for 30 days;

     - we fail to observe or perform any other covenant, other than a covenant specifically relating to another series of debt securities and our failure continues for 90 days after receipt of written notice as provided in the indentures;

     - events of bankruptcy, insolvency or reorganization involving Hasbro or a Significant Subsidiary;

     - acceleration of indebtedness of Hasbro or a Significant Subsidiary aggregating more than $50 million;

     - final and nonappealable judgments or orders to pay against Hasbro or a Significant Subsidiary, in the aggregate at any one time, of more than $50 million, rendered by a court of competent jurisdiction, continued for 90 days during which execution shall not be effectively stayed or bonded, without discharge or reduction to $50 million or less; and

     - any other events of default provided with respect to debt securities of that series.

     As used above, the term "Significant Subsidiary" has the meaning ascribed to it in Regulation S-X under the Securities Act. Generally, a Significant Subsidiary is a subsidiary, together with its subsidiaries, that satisfies any of the following conditions:

     - Hasbro and its other subsidiaries' investments in and advances to the subsidiary exceed 10% of the total consolidated assets of Hasbro and its subsidiaries;

     - Hasbro and its other subsidiaries' proportionate share of the total assets of the subsidiary exceeds 10% of the total consolidated assets of Hasbro and its subsidiaries; or

     - Hasbro and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of consolidated income of Hasbro and its subsidiaries.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to Hasbro, and to the applicable trustee if given by holders. No notice is required in the event of a bankruptcy, insolvency or reorganization involving Hasbro or a Significant Subsidiary. See Section 6.02 of the indentures for a more detailed description of default events and notice requirements.

     Pursuant to Section 6.07 of the indentures, a holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to seek other remedies if:

     - the holder has given written notice to the trustee of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

     - these holders have offered reasonable indemnity to the trustee to institute proceedings as trustee;

     - the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series; and

     - the trustee does not institute a proceeding within 60 days.

     Hasbro will annually file statements with the applicable trustees regarding our compliance with the covenants in the indentures. The applicable trustee will generally give the holders of debt securities notice within 90 days of the occurrence of an event of default known to the trustee.

DEFEASANCE AND COVENANT DEFEASANCE

     The indentures provide, if such a provision is made applicable to the debt securities of any series pursuant to Section 3.01 of the applicable indenture, that, subject to certain conditions, we may elect either:

     - defeasance, whereby we are discharged from any and all obligations with respect to the debt securities, except as may be otherwise provided in the applicable indenture; or

     - covenant defeasance, whereby we are released from our obligations with respect to any of these senior debt securities described below under "Restrictions on Secured Debt," and "Restrictions on Sale and Leaseback Transactions."

     We may do so by depositing with the applicable trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, Hasbro has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in Article Five of the indentures. The prospectus supplement may further describe the provisions, if any, permitting this type of defeasance or covenant defeasance with respect to debt securities of a particular series.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Under Section 8.01 of the indentures and Section 8.03 of the senior indenture, Hasbro has the ability to merge or consolidate with, or sell, convey, or lease all or substantially all of our property, to another corporation, provided that:

     - it is a corporation incorporated in the United States;

     - the corporation assumes all of Hasbro's obligations under the indentures and the debt securities;

     - the corporation delivers to the applicable trustee a supplemental indenture providing for preservation of any conversion rights;

     - no event of default would occur; and

     - in the case of senior debt securities, prior to any transaction or any acquisition by Hasbro of the properties of any other person, which would result in any Principal Property, as defined in the senior indenture, or any shares of capital stock or indebtedness of any subsidiary owned by Hasbro or any subsidiary becoming subject to any lien or other security interest not permitted by the covenant described under "Provisions Applicable Solely to Senior Debt Securities -- Restrictions on Secured Debt," Hasbro, by supplemental indenture, secures the payment of the principal and any premium and interest, on the senior debt securities then outstanding, equally and ratably with any other indebtedness also entitled to security immediately following the transaction.

CONVERSION

     The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or cash will be described in the prospectus supplement relating to that series of debt securities. The terms will include provisions as to whether conversion or exchange is mandatory or at the option of the holder or at our option. Under Section 4.04 of the indentures, the terms will also include provisions pursuant to which the number of shares of common stock or cash to be received by the holders of the series of debt securities would be subject to adjustment upon the occurrence of certain events, including:

     - the issuance of shares of our common stock as a dividend or distribution on our common stock;

     - subdivisions, combinations and reclassifications of our common stock;

     - the issuance generally to holders of our common stock of rights, options or warrants entitling them, for a period not exceeding 45 days, to purchase shares of our common stock for less than the then current market price; and

     - apart from the above, the distribution generally to holders of our common stock of evidences of indebtedness, equity securities, or other assets, excluding cash dividends paid from earned surplus or current net earnings but including Extraordinary Cash Dividends, as defined in the indentures, or subscription rights or options or warrants entitling holders to subscribe for securities.

     With respect to the Rights distributed under Hasbro's Rights Plan described below under "Certain Anti-Takeover Provisions," and/or in the event that Hasbro distributes any other rights or warrants other than those referred to in the preceding paragraph ("Additional Rights") pro rata to holders of our common stock, so long as any such Rights or Additional Rights have not expired or been redeemed, the holder of any convertible debt security surrendered for conversion will be entitled to receive a number of Rights or Additional Rights as determined under the indentures. The conversion price of the convertible debt securities will not be subject to adjustment on account of any declaration, distribution or exercise of Rights or Additional Rights. See Section 4.04 of the indentures for a more detailed description of the distribution of Rights or Additional Rights to holders of our convertible debt securities.

     Pursuant to Section 4.03 of the indentures, we will not issue fractional shares of our common stock upon conversion, but, in place of fractional shares, we will pay a cash adjustment based on the then current market price for the common stock. Upon conversion, no payments or adjustments will be made for accrued interest on convertible debt securities or dividends. A convertible debt security surrendered for conversion between the record date for an interest payment and the interest payment date, except a convertible debt security to be redeemed on a redemption date during this period, must be accompanied by payment of an amount equal to the interest which the registered holder is to receive with respect to this security. The interest payable on this interest payment date shall, notwithstanding this conversion, be payable on this interest payment date to the registered holder on the record date. See Sections 3.07 and 4.02 of the indentures for a more detailed discussion of interest payments and convertible debt securities.

     Under Section 4.05 of the indentures, if Hasbro merges or consolidates with or into any other person, with some exceptions, or sells or transfers all or substantially all of its assets, the holder of convertible debt securities, after that transaction, will have the right to convert convertible debt securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive if the holder had held the common stock issuable upon conversion of these convertible debt securities immediately prior to that transaction.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior debt securities will be issued under the senior indenture and will rank equally with all other unsecured and unsubordinated debt of Hasbro.

     Certain Definitions. For purposes of the following discussion, the following definitions, as contained in Article One of the senior indenture, are applicable.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments during the remaining term of the lease. The present value will be discounted at the rate of interest implicit in the terms of the lease involved in this Sale and Leaseback Transaction, as determined in good faith by Hasbro.

     "Consolidated Net Tangible Assets" means, as determined at any time, the aggregate amount of assets included on a consolidated balance sheet of Hasbro and its Subsidiaries, less applicable reserves, after deducting therefrom:

     - all current liabilities of Hasbro and its Subsidiaries, which includes current maturities of long-term indebtedness and

     - the total of the net book values of all assets of Hasbro and its Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,

in each case as of the end of the last fiscal quarter for which financial information is available at the time of this calculation.

     "Funded Debt" means all indebtedness which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with generally accepted accounting principles, on a corporation's balance sheet as long-term debt.

     "Principal Property" means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical assets of Hasbro or of any Subsidiary, whether owned at or acquired after the date of the senior indenture, having a net book value at the time of the determination in excess of the greater of 5% of Consolidated Net Tangible Assets or $50 million. This definition excludes, in each case, any of the above which in the good faith opinion of the Board of Directors of Hasbro is not of material importance to the total business conducted by Hasbro and its Subsidiaries as a whole. As of the date of this Prospectus none of Hasbro's assets constitute Principal Property as defined above.

     "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing or use by Hasbro or any Subsidiary of any Principal Property, whether owned at the date of the Indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by Hasbro or a Subsidiary to a Person with an intention of taking back a lease of this property.

     "Secured Debt" means indebtedness, other than indebtedness among Hasbro and its Subsidiaries, for money borrowed by Hasbro or a Subsidiary which is secured by:

     - a mortgage or other lien on any Principal Property, or

     - a pledge, lien or other security interest on any shares of stock or evidences of indebtedness of a Subsidiary.

     If any amount of indebtedness among Hasbro and its Subsidiaries is transferred in any manner to any Person other than Hasbro or a Subsidiary, this amount shall be deemed to be Secured Debt issued on the date of transfer.

     "Subsidiary" means any corporation of which Hasbro, or Hasbro and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own a majority of the outstanding voting securities having voting power, under ordinary circumstances, to elect the directors of the corporation.

     Restrictions on Secured Debt. Under Section 10.09 of the senior indenture, if Hasbro and its Subsidiaries incur, assume or guarantee any Secured Debt, Hasbro must secure the senior debt securities equally and ratably with or, at the option of Hasbro, prior to that Secured Debt. The foregoing restrictions are not applicable to:

     - any security interest on any property acquired by Hasbro or a Subsidiary and created within 180 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;

     - any security interest on any property improved or constructed by Hasbro or a Subsidiary and created within 180 days after the completion and commencement of commercial operation of the property to secure or provide for the payment of all or any part of the construction price of the property;

     - any security interest existing on property at the time of acquisition by Hasbro or a Subsidiary;

     - any security interest existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

     - any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with Hasbro or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation or firm to Hasbro or a Subsidiary, but not created in anticipation of any the transaction;

     - any security interest in favor of governmental bodies to secure payments of any amounts owed under contract or statute; or

     - any extensions, renewals or replacements of any of the security interests referred to above.

     Notwithstanding the above restriction, Section 10.09 of the senior indenture permits Hasbro and any one or more Subsidiaries to create, incur, assume or guarantee Secured Debt, including, for purposes of this paragraph, pursuant to a transaction to which the covenant described in the last item under "Consolidation, Merger, Sale or Conveyance" applies, without equally and ratably securing the senior debt securities to the extent that the sum of:

     - the amount of all Secured Debt then outstanding, other than Secured Debt referred to in the bullet points in the immediately preceding paragraph and Secured Debt deemed outstanding under the last item of "Consolidation, Merger, Sale or Conveyance" in connection with which Hasbro secures obligations on the senior debt securities then outstanding in accordance with the provisions of that item, plus

     - the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in the bullet points in the immediately succeeding paragraph, does not at the time exceed the greater of 10% of Consolidated Net Tangible Assets or $100 million.

     Restrictions on Sale and Leaseback Transactions. Under Section 10.10 of the senior indenture, Sale and Leaseback Transactions by Hasbro or any Subsidiary of any Principal Property are prohibited unless at the effective time of the Sale and Leaseback Transaction:

     - Hasbro or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to "Restrictions on Secured Debt" above, or

     - Hasbro or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt in an amount at least equal to the Attributable Debt, or

     - Hasbro shall apply an amount equal to the Attributable Debt, within 180 days after the effective date of the Sale and Leaseback Transaction, to the prepayment or retirement of senior debt securities or other indebtedness for borrowed money which was recorded as Funded Debt of Hasbro and its Subsidiaries, including the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to the Sale and Leaseback Transaction. The aggregate principal amount of the senior debt securities or other indebtedness required to be so retired will be reduced by the aggregate principal amount of

          - any senior debt securities delivered within 180 days after the effective date of any the Sale and Leaseback Transaction to the Trustee for retirement and

          - this other indebtedness retired by Hasbro or a Subsidiary within 180 days after the effective date of the Sale and Leaseback Transaction.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The subordinated debt securities will be subordinate in right of payment to the extent set forth in the subordinated indenture to all existing and future Senior Indebtedness, as defined below, of Hasbro. In the event of any distribution of our assets in any dissolution, winding down, liquidation or reorganization of Hasbro, payment in full must be made on the Senior Indebtedness before any payment is made on the subordinated debt securities. Upon the happening and during the continuance of a default in payment of any principal, sinking fund installments or interest due on any Senior Indebtedness, Hasbro may not make payments of any kind on the subordinated debt securities until the default shall have been remedied. Hasbro will also not be able to make any payments on the subordinated debt securities if a default described in the preceding sentence would result. These subordination provisions will not prevent the occurrence of any event of default. See Sections 13.02 and 13.03 of the subordinated indenture for a more detailed description of the subordination of the subordinated debt securities to any Senior Indebtedness.

     "Senior Indebtedness" means the principal of and premium, if any, and interest, whether accruing before or after filing of any petition in bankruptcy or any similar proceeding by or against Hasbro, on any Indebtedness of Hasbro, whether outstanding on the date of issuance of the applicable series of subordinated debt securities or thereafter incurred, assumed or guaranteed; excluding, however:

     - the subordinated debt securities, and

     - any Indebtedness of Hasbro which, by its terms or the terms of the instrument creating or evidencing it, is subordinate or equal in right of payment to the subordinated debt securities.

     "Indebtedness", as used in the preceding paragraph means

     (1) any liability of any Person

          - for borrowed money,

          - evidenced by a note, debenture or similar instrument, including an obligation with or without recourse, issued in connection with the acquisition of any business, real property or other assets, other than inventory or similar property acquired in the ordinary course of business, or

          - for the payment of money relating to a Capital Lease Obligation, as defined in the Subordinated Indenture;

     (2) any liability of others described in clause (1) which the Person has guaranteed or which is otherwise its legal liability; or

     (3) any amendment, renewal, extension or refunding of any of this type of liability.

     The Indentures do not limit the amount of additional Indebtedness, including Senior Indebtedness or Indebtedness ranking equally with the subordinated debt securities, which Hasbro or any Subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions and the requirement, as stated in Section 13.02 of the subordinated indenture, that certain payments be paid over to holders of Senior Indebtedness, in the event of insolvency, holders of the subordinated debt securities may recover less ratably than general creditors of Hasbro.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Hasbro's authorized capital stock consists of 300,000,000 shares of common stock, and 5,000,000 shares of preference stock. No shares of preference stock were issued or outstanding as of December 6, 1999. However, 60,000 shares of preference stock (the "Junior Participating Preference Stock") have been authorized and reserved for issuance in connection with the preference stock purchase rights (the "Rights") described in "Certain Anti-Takeover
Provisions -- Shareholders Rights Plan" and "-- Junior Participating Preference Stock."

VOTING RIGHTS

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders.

DIVIDEND RIGHTS

     The holders of common stock, subject to the rights of holders of any outstanding preference stock, are entitled to receive dividends as determined by the board of directors.

LIQUIDATION RIGHTS AND OTHER PROVISIONS

     Subject to the prior rights of creditors and the holders of any outstanding preference stock, the holders of the common stock are entitled to share ratably in our remaining assets in the event of a liquidation, dissolution or winding up of Hasbro.

     The common stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and, in accordance with the Rhode Island Business Corporation Act and the Articles of Incorporation, there are no preemptive rights.

     BankBoston, N.A., acting directly and through EquiServe L.P., acts as transfer agent and registrar for the common stock.

DIRECTORS' LIABILITY

     Our Articles of Incorporation provide that, to the fullest extent permitted by the Rhode Island Business Corporation Act, a member of the board of directors will not be personally liable to Hasbro or its shareholders for monetary damages for breaches of his or her legal duties to Hasbro or our shareholders as a director, except for liability:

     - for any breach of the director's duty of loyalty to Hasbro or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawfully declaring dividend payments or purchasing stock; or

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

     - for any transaction from which the director derived an improper personal benefit, other than as permitted under Section 7-1.1-37 of the Rhode Island Business Corporation Act.

     In addition, we have entered into an indemnification agreement with each of our directors, whereby we have agreed to indemnify each director for amounts that the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by us, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his or her capacity as a director. This indemnification agreement excludes claims:

     - covered by our directors and officers liability insurance policy;

     - for which the director is otherwise indemnified or reimbursed;

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit;

     - relating to the director's liability for accounting for profits under
       Section 16 of the Exchange Act;

     - in respect of remuneration, if found unlawful; and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

     In addition, our By-Laws include certain provisions which provide that our directors and officers generally shall be indemnified against specific liabilities to the fullest extent permitted or required by the Rhode Island Business Corporation Act.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of the Articles of Incorporation summarized in the succeeding paragraphs could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in their policies. They may, however, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Our Board of Directors is divided into three classes that are elected for staggered three-year terms. Directors can be removed from office only for cause and, with certain exceptions, only with the approval of a majority vote of the entire Board of Directors or by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of Hasbro entitled to vote for these directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the shareholders.

     Under the Articles of Incorporation, the Board of Directors by resolution may establish one or more series of preference stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. These rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Hasbro.

     The Articles of Incorporation also provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.

     In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our Articles of Incorporation require:

     - an 80% vote of all outstanding Company shares entitled to vote, including a majority vote of all disinterested shareholders;

     - the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the "Continuing Directors", as defined in the Articles of Incorporation; and

     - the satisfaction of procedural requirements which are intended to assure that shareholders are treated fairly under the circumstances.

     "Interested Person", as used in the preceding paragraph means:

     - any person together with its "Affiliates" and "Associates", as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of the securities generally entitled to vote for directors (the "Voting Stock"),

     - any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,

     - any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of shares of Voting Stock, or

     - an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

     This definition of an Interested Person is subject to certain exceptions as contained within our Articles of Incorporation.

     The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

SHAREHOLDERS RIGHTS PLAN

     On June 16, 1999, we entered into a rights agreement with BankBoston, N.A., as Rights Agent. This agreement replaced a previous rights agreement, dated June 4, 1989, which expired on June 30, 1999. As with most shareholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the Rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them in the rights agreement.

     The Rights attach to all certificates representing shares of common stock outstanding at the close of business on June 30, 1999 and will attach to any shares of common stock issued by Hasbro, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after this date and prior to the Distribution Date, as defined below. The Rights will become exercisable and will separate from the common stock and be represented by separate certificates on the Distribution Date; the date which is approximately 10 days after anyone acquires or commences a tender offer to acquire 15% of more of our outstanding common stock (an "Acquiring Person"). The Rights will not be exercisable until such date, if any, and will expire on June 30, 2009, unless this date is extended or unless the Rights are earlier exchanged or redeemed by Hasbro. Upon the Distribution Date, the Rights will initially be exercisable, at a price of $140, for one ten-thousandth of a share of Hasbro's Junior Participating Preference Stock, although the terms of the exercise are subject to adjustment under the rights agreement. Under the rights agreement, the following are not Acquiring Persons:

     - Hasbro;

     - any of our subsidiaries;

     - employee benefit plans of Hasbro or any of our subsidiaries;

     - individuals and entities connected with the Hassenfeld family, as described in the rights agreement;

     - any person who becomes the owner of 15% or more of the common stock by virtue of a repurchase of common stock by Hasbro, unless after becoming aware of this fact, such person acquires an additional 1%; and

     - any person who reports the ownership of 15% or more of the common stock in a filing under the Exchange Act, who does not state any intention to control the management of Hasbro and who, upon request, certifies to Hasbro that the 15% threshold was crossed inadvertently and with no knowledge of the terms of the Rights.

     Upon any person becoming an Acquiring Person, subject to the exception noted below in this paragraph, each Right will entitle the holder to purchase a number of shares of common stock of Hasbro having a then current market value of twice the exercise price of the Right. For example, at the initial exercise price of $140, upon exercise, each Right would entitle its holder to receive $280 worth of common stock or other consideration, as described below. A holder of a Right will not be entitled to purchase shares if any person becomes an Acquiring Person in a tender offer or exchange offer for all outstanding shares that has been determined by the Board of Directors, after receiving advice from one or more investment banking firms, to be at a price which is fair to and otherwise in the best interests of the shareholders.

     In addition, each Right will entitle the holder to purchase a number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the Right, if, after the date upon which someone has become an Acquiring Person:

     - Hasbro is party to a merger or another business combination transaction in which Hasbro is not the surviving corporation;

     - Hasbro is the surviving corporation in a merger or other business combination, but all or part of its common stock is changed into or exchanged for stock or other securities of another person, cash or any other property; or

     - Hasbro sells 50% or more of its consolidated assets, cash flow or earning power.

If any of the above events occurs, the acquiring company shall assume all of our obligations under the rights agreement.

     From and after the occurrence of the event which triggers the exercise of the Rights, any Rights that are or were acquired or beneficially owned by any Acquiring Person, any Associate or any Affiliate shall be void and any holder of these Rights shall thereafter have no right to exercise these Rights.

     At any time prior to the earlier of ten business days following the date upon which someone has become an Acquiring Person and the expiration date of the Rights, our Board of Directors may redeem all, but not less than all, of the outstanding Rights at a price of $.01 per Right, subject to adjustment, payable in cash, shares of common stock or other consideration. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The exercisability of the Rights triggered by someone becoming an Acquiring Person, as described above, will not occur until after the expiration of this redemption right. If, however, a majority of our Board of Directors was elected by shareholder action by written consent or is not comprised of members who were nominated by the predecessor Board of Directors, the Rights shall not be redeemed if this type of a redemption is likely to have the effect of allowing anyone to become an Acquiring Person or to otherwise trigger the exercisability of the Rights, as described above, for a period of 180 days following the election.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by a person or group of 50% or more of our outstanding common stock, our Board of Directors may exchange the Rights, other than those Rights owned by the person or group which have become void. This exchange may be in whole or in part, at a ratio of one share of common stock per Right, subject to adjustment.

     In the event that, after the Rights become exercisable for shares of our common stock, there is an insufficient number of shares of our common stock available to permit the full exercise of Rights, our Board of Directors has the ability to substitute an equivalent value in:

     - cash;

     - a reduction in the exercise price of the Right;

     - shares of preference stock with an equivalent value to our common stock;

     - debt securities;

     - other assets; or

     - any combination of the foregoing.

     Prior to the Distribution Date, the rights agreement may be amended by our Board of Directors without the consent of the holders of the Rights. After the Distribution Date, the rights agreement may only be amended by our Board of Directors, without the consent of the holders of the Rights, as follows:

     - to cure any ambiguity;

     - to correct any provisions which are defective or inconsistent;

     - to shorten or lengthen any time period, though any lengthening must be for the purpose of protecting the interests of the holders of the Rights; or

     - to make changes which do not adversely affect the interests of the holders of the Rights.

The rights agreement may not be amended, however, at any time when the Rights are not redeemable.

     Until a holder of a Right exercises the Right, the holder will have no rights as a shareholder of Hasbro, including, without limitation, the right to vote or to receive dividends.

     While the distribution of the Rights will not be taxable to shareholders or to Hasbro, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock, or other consideration, or in the event the Rights are redeemed by Hasbro.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Hasbro in a manner which causes the Rights to become exercisable. We do not believe, however, that the Rights would affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interests of the shareholders, since the Board of Directors would be required by its fiduciary duties under applicable law to consider the offer. If the offer were fair and otherwise in the best interests of the shareholders, the Board could, at its option, exercise its right to redeem the Rights as described above. In considering the merits of a proposed offer and pursuant to Rhode Island law and our Articles of Incorporation, however, our directors are authorized to take into account the interests of Hasbro in addition to the interests of the shareholders. In considering the interests of Hasbro, our directors may evaluate the effect of the proposed offer on Hasbro's employees, suppliers, creditors and customers. Our directors may also consider the effect of the proposed offer on the communities in which Hasbro operates as well as the long and short term interests of Hasbro, including the possibility that these interests may be best served by the continued independence of Hasbro. If in considering any of these factors, the Board of Directors determines the proposed offer is not in the best interests of Hasbro, the Board may reject the offer and has no obligation to facilitate or refrain from impeding the proposed offer. Because of the redemption right, the Rights should also not interfere with any merger or business combination approved by our Board of Directors.

JUNIOR PARTICIPATING PREFERENCE STOCK

     In connection with the rights agreement, 60,000 shares of Junior Participating Preference Stock have been reserved and authorized for issuance by the Board of Directors. No shares of Junior Participating Preference Stock were outstanding as of December 6, 1999. The following statements with respect to the Junior Participating Preference Stock are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Articles of Incorporation, including the Certificate of Designation relating to the Junior Participating Preference Stock (the "Certificate of Designation"), which is incorporated herein by reference.

     Shares of Junior Participating Preference Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Participating Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Junior Participating Preference Stock will be entitled to a minimum preferential liquidation payment of $10,000 per share, plus accrued and unpaid dividends, and will also be entitled to preferential treatment on the distribution of any remaining assets. Each share of Junior Participating Preference Stock will have 10,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preference Stock will be entitled to receive 10,000 times the amount received per share of common stock. These rights are subject to proportionate adjustment in the event of certain stock splits, recombinations and other events.

                              PLAN OF DISTRIBUTION

DEBT SECURITIES

     We may sell debt securities directly or to or through one or more underwriters, agents or dealers who will be named in the prospectus supplement or an underwriting syndicate, represented by one or more managing underwriters, that would be named in the prospectus supplement relating to an issue of offered debt securities.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with underwritten offerings of the debt securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those which might otherwise prevail in the open market. Such transactions include the entering of stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when debt securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities. Any of these activities, if commenced, may be discontinued at any time.

     In connection with the sale of debt securities to underwriters, underwriters may receive compensation in the form of discounts, concessions or commissions from Hasbro or from purchasers of debt securities for whom they may act as agents. Underwriters and dealers that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified, and any such compensation will be described, in the prospectus supplement.

     Debt securities may be sold directly by Hasbro or through agents designated by Hasbro from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by Hasbro to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Under agreements which may be entered into by Hasbro, underwriters, agents and dealers who participate in the distribution of debt securities may be entitled to indemnification by Hasbro against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these underwriters, dealers, or agents may be required to make in respect thereof. These underwriters, dealers or agents may engage in transactions with, or perform services for, Hasbro in the ordinary course of business.

     The debt securities are a new issue of securities with no established trading market. In the event that debt securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities. Any of this type of market making activity may be discontinued at any time.

STOCK SALES BY SELLING SHAREHOLDERS

     The selling shareholders or their respective successors, including permitted assignees, pledgees, donees, transferees or other successors in interest, may sell all of their shares from time to time in transactions on the securities markets and exchanges, including the NYSE, in the over the counter market, in privately negotiated transactions, or through writing options or warrants on their shares or otherwise. They may sell shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. Under certain circumstances, the selling shareholders may sell their shares pursuant to Rule 144 or another exemption from registration under the Securities Act in lieu of selling their shares pursuant to this prospectus. The selling shareholders may sell shares in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers.

     Sales of shares of common stock may involve:

     - sales to underwriters, who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at that time of sale;

     - block transactions in which the broker or dealer so engaged may sell shares as agent or principal;

     - purchases by a broker or dealer as principal who resells the shares for its account;

     - an exchange distribution in accordance with the rules of any such exchange;

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

     - privately negotiated sales, which may include sales directly to institutions.

     The selling shareholders have advised us that, as of the date of this prospectus, they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker-dealer is now acting in connection with the proposed sale of shares. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling shareholders and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling shareholders, and any discounts, concessions or commissions allowed or re-allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

     Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers. The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to these persons, and any profits received on the resale of the shares offered by this prospectus and purchased by these persons, may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling shareholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling shareholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

     We will pay all expenses, other than selling commissions, selling fees and stock transfer taxes, of the registration and sale of shares. We also have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

     We may suspend the use of this prospectus by the selling shareholders under certain circumstances.

     We will not receive any proceeds from sales of shares by selling shareholders. We cannot guarantee that the selling shareholders will sell any or all of their shares.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for Hasbro by Phillip H. Waldoks, Senior Vice President -- Corporate Legal Affairs and Secretary of Hasbro. Mr. Waldoks will rely as to matters of Rhode Island law on the opinion of David Dubosky, Vice President/Managing Attorney, of Hasbro. Mr. Waldoks owns 3,600 shares of Common Stock and has options to purchase 139,905 shares of Common Stock granted under Hasbro's employee stock option plans. Mr. Dubosky has options to purchase 14,950 shares of Common Stock granted under Hasbro's employee stock option plans. Certain legal matters with respect to the debt securities offered by this prospectus will be passed upon for any underwriters, dealers or agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference and schedule included in the Annual Report on Form 10-K of Hasbro for the fiscal year ended December 27, 1998 incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                  $750,000,000

                                  HASBRO, INC.
                       $550,000,000 7.95% NOTES DUE 2003
                       $200,000,000 8.50% NOTES DUE 2006

                                 [HASBRO LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 10, 2000

                                  ------------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY                                    BEAR, STEARNS & CO. INC.
                                  ------------

                         FLEETBOSTON ROBERTSON STEPHENS
                         BANC OF AMERICA SECURITIES LLC
                     BANCA D'INTERMEDIAZIONE MOBILIARE IMI
                       COMMERZBANK CAPITAL MARKETS CORP.
                         MELLON FINANCIAL MARKETS, LLC
                              MERRILL LYNCH & CO.
                                 SCOTIA CAPITAL

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